Exhibit 3.02

                                STATE OF DELAWARE
                             CERTIFICATE FOR RENEWAL
                             AND REVIVAL OF CHARTER


     Lenz Products Inc., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

     6.  The  name  of  this  corporation  is  Lenz  Products  Inc.

     7. Its registered office in the State of Delaware is located at 2711 Centerville Road, City of Wilmington, Zip Code 19808, County of New Castle. The name and address of its registered agent is The Company Corporation, 2711 Centerville Road, Wilmington, Delaware 19808.

     8. The date of filing of the original Certificate of Incorporation in Delaware was January 10, 1996.

     9. The date when restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February, 1999, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

     10. This corporation was duly organized and carried on the business authorized by its charter until the 1st day of March A.D. 1999, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

     IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charts, Morris Diamond, the last and acting authorized officer hereunto set his hand to this certificate this 3rd day of November A.D. 2000.


     By:            /s/  Morris  Diamond
                    --------------------
                    Authorized  Officer

     Name:          Morris  Diamond
                    ---------------

     Title:         President
                    ---------


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